Exhibit 99.1

GCM Grosvenor Reports Strong Third Quarter Fiscal 2020 and Increases Dividend
Recommendation from $0.20 to $0.24 per annum

Third Quarter Fiscal 2020 AUM Grows 3% and Net Fees Grow 13% Quarter-Over-Quarter

CHICAGO, November 19, 2020 – GCM Grosvenor (Nasdaq: GCMG), a leading global alternative asset management solutions provider, today reported its results for the third fiscal quarter ended September 30, 2020.

Assets Under Management

●	Fee-Paying Assets Under Management (“FPAUM”) increased 1% from the second quarter of 2020 (the “prior quarter”) to $49.9 billion as of September 30, 2020

●	Contracted Not Yet FPAUM increased 19% from the prior quarter to $6.6 billion as of September 30, 2020

●	Assets Under Management increased 3% from the prior quarter to $58.6 billion as of September 30, 2020

Net Fees Attributable to GCM Grosvenor

●	Net Fees Attributable to GCM Grosvenor increased 13% from the prior quarter to $85.2 million

Net Income and Adjusted Pre-Tax Income

●	GAAP Net Income Attributable to GCM Grosvenor decreased 78% from the prior quarter to $1.3 million

●	Adjusted Pre-Tax Income increased 38% from the prior quarter to $27.3 million

Adjusted EBITDA

●	Adjusted EBITDA increased 29% from the prior quarter to $33.6 million

Adjusted Fee-Related Earnings

●	Adjusted Fee-Related Earnings increased 2% from the prior quarter to $25.6 million

Dividend

●	GCM Grosvenor management intends to increase its recommended annual dividend to 24 cents per share from its previously communicated 20 cents per share recommendation. The official declaration, record and payment date for the first 6 cent per share quarterly dividend will be announced in connection with GCM Grosvenor’s fourth quarter earnings results in February 2021

“We are pleased with our third quarter results and our continued positive momentum,” said Michael Sacks, Chairman and Chief Executive Officer of GCM Grosvenor. “Our investment activity and performance has been robust, investors continue to deploy capital and demand for alternative investment strategies remains firm in the wake of increased volatility.”

GCM Grosvenor closed its business combination with CF Finance Acquisition Corp. on November 17, 2020, and GCM Grosvenor became listed on The Nasdaq Capital Market under the ticker “GCMG” on November 18, 2020.

Additional Information

An earnings presentation and detailed financial information for the quarter as well as guidance for 2020 can be found on GCM Grosvenor’s Public Shareholders website at www.gcmgrosvenor.com/public-shareholders.

About GCM Grosvenor

GCM Grosvenor (Nasdaq: GCMG) is a global alternative asset management solutions provider with approximately $59 billion in assets under management across private equity, infrastructure, real estate, credit, and absolute return investment strategies. The firm is in its 50th year of operation and is dedicated to delivering value for clients in the growing alternative investment asset classes.

GCM Grosvenor’s experienced team of approximately 500 professionals serves a global client base of institutional and high net worth investors. The firm is headquartered in Chicago, with offices in New York, Los Angeles, London, Tokyo, Hong Kong, and Seoul. For more information, please visit: www.gcmgrosvenor.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected future performance of GCM Grosvenor’s business and the anticipated recommendation of management of a cash dividend. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this presentation, including without limitation, the historical performance of our funds may not be indicative of our future results; risks related to redemptions and termination of engagements; effect of the COVID-19 pandemic on our business; the variable nature of our revenues; competition in our industry; effects of government regulation or compliance failures; market, geopolitical and economic conditions; identification and availability of suitable investment opportunities; and risks related to the performance of our investments. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the joint registration statement/proxy statement on Form S-4 filed by GCM Grosvenor Inc. and its other filings with the U.S. Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and GCM Grosvenor assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Use of Non-GAAP Financial Measures and Key Performance Indicators

This press release includes certain non-GAAP financial measures, including Adjusted fee-related earnings, adjusted pre-tax income, adjusted net income, adjusted EBITDA, net incentive fees attributable to GCM Grosvenor and net fees attributable to GCM Grosvenor. These non-GAAP measures are in addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP, and should not be considered as an alternative to revenue, net income, operating income or any other performance measures derived in accordance with GAAP. Reconciliations of historical non-GAAP measures to their most directly comparable GAAP counterparts are included in below.

GCM Grosvenor believes that these non-GAAP measures of financial results provide useful supplemental information to investors about GCM Grosvenor. GCM Grosvenor’s management uses these non-GAAP measures to evaluate GCM’s projected financial and operating performance. However, there are a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. For example other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore GCM Grosvenor’s non-GAAP measures may not be directly comparable to similarly titled measures of other companies.

Adjusted net income is a non-GAAP measure that we present on a pre-tax and after-tax basis to evaluate our profitability. Adjusted pre-tax income represents net income attributable to GCM Grosvenor excluding (a) income taxes, (b) change in fair value of derivatives, (c) partnership interest-based and non-cash compensation, (d) unrealized investment income, and (d) certain other items that we believe are not indicative of our core performance, including charges related to corporate transactions and employee severance. We believe adjusted pre-tax income is useful to investors because it provides additional insight into the operating profitability of our business. Adjusted net income represents adjusted pre-tax income minus income taxes.

Adjusted EBITDA is a non-GAAP measure which represents adjusted net income excluding (a) income taxes, (b) depreciation expense and (c) interest expense on our outstanding debt. We believe Adjusted EBITDA is useful to investors because it enables them to better evaluate the performance of our core business across reporting periods.

Adjusted fee-related earnings is a non-GAAP measure used to highlight earnings from recurring management fees and administrative fees. Adjusted fee-related earnings represents Adjusted EBITDA further adjusted to exclude (a) incentive fees and related compensation and (b) other non-operating income, and to include depreciation expense. We believe adjusted fee-related earnings is useful to investors because it provides additional insights into the management fee driven operating profitability of our business.

Net incentive fees attributable to GCM Grosvenor are used to highlight fees earned from incentive fees that are attributable to GCM Grosvenor. Net incentive fees represent incentive fees excluding (a) carried interest attributable to employees and former employees and (b) carried interest attributable to noncontrolling interest holders.

Net fees attributable to GCM Grosvenor are used to highlight revenues attributable to GCM Grosvenor. Net fees attributable to GCM Grosvenor represent total operating revenues fees excluding (a) reimbursement of expenses paid on behalf of GCM Funds and affiliates, (b) carried interest attributable to employees and former employees and (c) carried interest attributable to noncontrolling interest holders.

Fee-Paying Assets Under Management (“FPAUM”) is a key performance indicator we use to measure the assets from which we earn management fees. Our FPAUM comprises the assets in our customized separate accounts and specialized funds from which we derive management fees. We classify customized separate account revenue as management fees if the client is charged an asset-based fee, which includes the vast majority of our discretionary AUM accounts. The FPAUM for our private market strategies typically represents committed, invested or scheduled capital during the investment period and invested capital following the expiration or termination of the investment period. Substantially all of our private markets strategies funds earn fees based on commitments or net invested capital, which are not affected by market appreciation or depreciation. Our FPAUM for our absolute return strategy is based on net asset value.

Our calculations of FPAUM may differ from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers. Our definition of FPAUM is not based on any definition that is set forth in the agreements governing the customized separate accounts or specialized funds that we manage.

Contracted, not yet fee-paying AUM (“CNYFPAUM”) represents limited partner commitments during the initial commitment or investment period where fees are expected to be charged in the future based on invested capital (capital committed to underlying investments) or on a ratable ramp-in of total commitments.

Condensed GAAP Statement of Income

	Three Months Ended		Nine Months Ended
(in thousands of dollars)	June 30, 2020	Sept 30, 2020	Sept 30, 2020
Management Fees	75,136	78,269	231,106
Incentive Fees	13,041	21,774	38,048
Other Operating Income	1,953	1,703	5,339
Total Operating Revenues	90,130	101,746	274,493
Employee Compensation and Benefits	55,667	75,315	186,459
General, Administrative and Other	16,242	17,263	58,101
Total Operating Expenses	71,909	92,578	244,560
Operating Income	18,221	9,168	29,933
Investment Income (Loss)	(9,575)	7,902	1,700
Interest Expense	(5,841)	(5,807)	(17,515)
Other Expense	(1,350)	446	(10,637)
Net Other Income (Expense)	(16,766)	2,541	(26,452)
Income (loss) before income taxes	1,455	11,709	3,481
Income taxes	526	541	1,710
Net Income (Loss)	929	11,168	1,771

	Three Months Ended		Nine Months Ended
(in thousands of dollars)	June 30, 2020	Sept 30, 2020	Sept 30, 2020

Less: Net income (loss) attributable to redeemable noncontrolling interest	185	3,322	5,600
Less: Net income (loss) attributable to noncontrolling interest	(5,183)	6,520	3,873
Net Income (Loss) Attributable to GCM Grosvenor	5,927	1,326	(7,702)

Reconciliation of Non-GAAP Metrics

	Three Months Ended		Nine Months Ended
(in thousands of dollars)	June 30, 2020	Sept 30, 2020	Sept 30, 2020
Net incentive fees attributable to GCM Grosvenor
Incentive fees	13,041	21,774	38,048
Less:
Carried interest expense attributable to employees and former employees	(7,819)	(12,155)	(21,175)
Carried interest attributable to redeemable noncontrolling interest holder	(2,804)	369	(3,300)
Carried interest attributable to other noncontrolling interest holders, net	(1,969)	(2,588)	(5,025)
Net incentive fees attributable to GCM Grosvenor	449	7,400	8,548

Net fees attributable to GCM Grosvenor
Total operating revenues	90,130	101,746	274,493
Less:
Fund expense reimbursement revenue	(1,827)	(2,164)	(5,965)
Carried interest expense attributable to employees and former employees	(7,819)	(12,155)	(21,175)
Carried interest attributable to redeemable noncontrolling interest holder	(2,804)	369	(3,300)
Carried interest attributable to other noncontrolling interest holders, net	(1,969)	(2,588)	(5,025)
Net fees attributable to GCM Grosvenor	75,711	85,208	239,028

Adjusted pre-tax income & Adjusted net income
Net income (loss) attributable to GCM Grosvenor	5,927	1,326	(7,702)
Plus:
Income taxes	526	541	1,710
Change in fair value of derivatives	1,417	(378)	9,673
Amortization expense	1,876	1,876	5,628
Severance expense	8	760	3,048

	Three Months Ended		Nine Months Ended
(in thousands of dollars)	June 30, 2020	Sept 30, 2020	Sept 30, 2020
Transaction expenses	145	229	3,729
Transition expenses	-	45	45
Loss on extinguishment of debt	482	-	1,514
Other	4	366	370
Partnership interest based compensation	8,856	21,605	38,381
Other non-cash compensation	1,160	1,135	3,360
Less:
Investment income, net of noncontrolling interest	(110)	(506)	(649)
Net compensation expense associated with deferred revenue carry	(508)	287	769
Adjusted pre-tax income	19,783	27,286	59,876
Less:
Income taxes	(526)	(541)	(1,710)
Tax effect of non-GAAP adjustments	(83)	(122)	(314)
Adjusted net income	19,174	26,623	57,852

Adjusted EBITDA
Adjusted net income	19,174	26,623	57,852
Plus:
Income taxes	526	541	1,710
Tax effect of non-GAAP adjustments	83	122	314
Depreciation expense	536	540	1,772
Interest expense	5,841	5,807	17,515
Adjusted EBITDA	26,160	33,633	79,163

Adjusted Fee-related earnings
Adjusted EBITDA	26,160	33,633	79,163
Less:
Incentive fees	(13,041)	(21,774)	(38,048)
Depreciation expense	(536)	(540)	(1,772)
Other Non-Operating Income / (Expense)	(67)	(69)	(550)
Plus:
Carried interest expense attributable to employees and former employees	7,819	12,155	21,175
Carried interest attributable to redeemable noncontrolling interest holder	2,804	(369)	3,300
Carried interest attributable to other noncontrolling interest holders, net	1,969	2,588	5,025
Adjusted Fee-related earnings	25,108	25,624	68,293

Source: GCM Grosvenor

Public Shareholders Contact
Stacie Selinger

sselinger@gcmlp.com

312-506-6583

Media Contact

Tom Johnson and Will Braun

Abernathy MacGregor

tbj@abmac.com / whb@abmac.com

212-371-5999